Exhibit 99.1

Conn’s, Inc. Reports Net Sales Results for the Quarter Ended October 31, 2009

BEAUMONT, Texas--(BUSINESS WIRE)--November 5, 2009--Conn’s, Inc. (NASDAQ/NM: CONN), a specialty retailer of consumer electronics, home appliances, furniture, mattresses, computers and lawn and garden products, today announced its net sales results for the quarter ended October 31, 2009.

Net sales for the quarter ended October 31, 2009, of $161.4 million, decreased $12.5 million, or 7.2%, as compared with the quarter ended October 31, 2008. Net sales represent total product sales, service maintenance agreement commissions and service revenues. Same store sales (sales recorded in stores operated for the entirety of both periods) decreased 9.3% for the quarter ended October 31, 2009. The sales comparisons were impacted by increasingly challenging economic conditions in the Company’s markets during the quarter and the impact of the hurricanes experienced in September 2008. Despite the decline, the Company believes it increased its consumer electronics and home appliance market share, as retail sales for appliance and electronics stores declined 11.3% nationally during the quarter ended September 30, 2009, as reported in the U.S. Census Bureau News – Advance Monthly Sales for Retail Trade and Food Services, while the Company’s sales in these categories declined only 6.5%. The expected market share gain in consumer electronics is further evidenced by the increase in total television unit sales of 26.5%, as compared to the same period in the prior year. Additionally, the Company grew its furniture and mattresses sales by 10.0%, while sales in furniture and home furnishings were down 10.4% nationally for the quarter ended September 30, 2009, according to the U.S. Census report. Total revenues for the quarter, including revenues from finance charges and other, will be reported in the Company's earnings release and conference call scheduled for November 25, 2009. The following table presents the makeup and changes in net sales for the quarter:

	Quarter ended October 31,
	2009	% of Total	2008	% of Total	Change	% Change
	(dollars in thousands)
Consumer electronics	$56,216	34.8%	$58,337	33.5%	$(2,121)	-3.6%
Home appliances	47,842	29.6%	53,075	30.5%	(5,233)	-9.9%
Track	21,297	13.2%	22,649	13.0%	(1,352)	-6.0%
Furniture and mattresses	15,906	9.9%	14,465	8.3%	1,441	10.0%
Other	7,202	4.5%	11,727	6.8%	(4,525)	-38.6%
Total product sales	148,463	92.0%	160,253	92.1%	(11,790)	-7.4%

Service maintenance
agreement commissions	7,321	4.5%	8,547	4.9%	(1,226)	-14.3%
Service revenues	5,600	3.5%	5,130	3.0%	470	9.2%
Total net sales	$161,384	100.0%	$173,930	100.0%	$(12,546)	-7.2%

The following is a summary of the key items impacting net sales during the quarter:

  The consumer electronics category sales declined despite continued growth in unit sales of flat-panel televisions, led by LCD and plasma televisions, offset by declines in average selling prices and projection television unit sales,
  The home appliance category sales declined during the quarter, as the appliance market in general showed continued weakness and prior year sales benefited from the impacts of the hurricanes in September 2008,
  The track sales declined as increased sales from laptops and the introduction of netbooks were offset by declines in sales of other small electronic and appliance products,
  The increase in furniture and mattresses sales was driven by expanded brand offerings and improved in-store displays,
  The decrease in other product sales was due primarily to lower generator sales, which increased in the prior year as a result of the hurricanes, and lower lawn and garden equipment sales as drought conditions continued in many of the Company’s markets,
  The service maintenance agreement commissions decreased due to reduced emphasis on this product as a result of the Company’s monitoring of the program offered to consumers and the training of its sales associates, in response to the Texas Attorney General’s investigation. The Company expects sales in this area to trend towards its historical performance levels over time, and four stores opened since August 1, 2008, including its new Denton, Texas, store opened in late October 2009, reduced by the closure of the San Antonio clearance center, partially offset the decrease in Total net sales.

Net sales for the nine months ended October 31, 2009, of $551.8 million, decreased $7.8 million, or 1.4%, as compared with the nine months ended October 31, 2008. Net sales represent total product sales, service maintenance agreement commissions and service revenues. Same store sales (sales recorded in stores operated for the entirety of both periods) decreased 6.1% for the nine months ended October 31, 2009.

The Company will host a conference call and audio webcast on Wednesday, November 25, 2009, at 10:00AM, CST, to fully discuss its earnings and operating performance for the quarter. The webcast will be available live at www.conns.com and will be archived for one year. Participants can join the call by dialing 888-215-6899 or 913-312-0857.

About Conn’s, Inc.

The Company is a specialty retailer currently operating 76 retail locations in Texas, Louisiana and Oklahoma: with 23 stores in the Houston area, 20 in the Dallas/Fort Worth Metroplex, nine in San Antonio, five in Austin, five in Southeast Texas, one in Corpus Christi, four in South Texas, six in Louisiana and three in Oklahoma. It sells home appliances, including refrigerators, freezers, washers, dryers, dishwashers and ranges, and a variety of consumer electronics, including LCD, LED, plasma and DLP televisions, camcorders, digital cameras, computers and computer accessories, Blu-ray and DVD players, video game equipment, portable audio, MP3 players, GPS devices and home theater products. The Company also sells lawn and garden products, furniture and mattresses, and continues to introduce additional product categories for the home to help respond to its customers' product needs and to increase same store sales. Unlike many of its competitors, the Company provides flexible in-house credit options for its customers. In the last three years, the Company financed, on average, approximately 61% of its retail sales.

This press release contains forward-looking statements that involve risks and uncertainties. Such forward-looking statements generally can be identified by the use of forward-looking terminology such as "may," "will," "expect," "intend," "could," "estimate," "should," "anticipate," or "believe," or the negative thereof or variations thereon or similar terminology. Although the Company believes that the expectations reflected in such forward-looking statements will prove to be correct, the Company can give no assurance that such expectations will prove to be correct. The actual future performance of the Company could differ materially from such statements. Factors that could cause or contribute to such differences include, but are not limited to: the Company's growth strategy and plans regarding opening new stores and entering new markets; the Company's intention to update, relocate or expand existing stores; the Company's estimated capital expenditures and costs related to the opening of new stores or the update, relocation or expansion of existing stores; the Company's ability to introduce additional product categories; the Company’s ability to offer flexible financing programs; the Company's ability to fund operations, debt repayment and expansion from cash flow from operations, borrowings on its revolving lines of credit and proceeds from securitizations and from accessing equity or debt markets; the ability of the Company and the QSPE to obtain additional funding for the purpose of funding the receivables generated by the Company, including limitations on the ability of the QSPE to obtain financing through its commercial paper-based funding sources and its ability to maintain the current credit ratings of its securities; the ability of the Company and QSPE to maintain their compliance with the covenants contained in their borrowing agreements; the ability of the financial institutions providing lending facilities to the Company or the QSPE to fund their commitments; the effect on borrowing costs of downgrades by rating agencies or changes in laws or regulations on the Company’s or the QSPE’s financing providers; the cost of any renewed or replacement credit facilities; growth trends and projected sales in the home appliance and consumer electronics industry and the Company's ability to capitalize on such growth; the pricing actions and promotional activities of competitors; relationships with the Company's key suppliers; interest rates; general economic conditions; weather conditions in the Company's markets; delinquency and loss trends in the receivables portfolio; changes in the assumptions used in the calculation of the fair value of its interests in securitized assets; potential goodwill impairment charges; the outcome of litigation or government investigations; changes in the Company's stock price; and the actual number of shares of common stock outstanding. Further information on these risk factors is included in the Company's filings with the Securities and Exchange Commission, including the Company's annual report on Form 10-K filed on March 26, 2009. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except as required by law, the Company is not obligated to publicly release any revisions to these forward-looking statements to reflect the events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

CONN-F

CONTACT:
Conn’s, Inc., Beaumont
Chief Financial Officer
Michael J. Poppe, 409-832-1696, ext. 3359